CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 3, 2014 relating to the consolidated financial statements of Generex Biotechnology Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) as at July 31, 2014 and 2013 and for years then ended, which appears in such Registration Statement, and to the reference to us under the headings “Experts” in this Registration Statement on Form S-1.

/s/ MNP LLP

Mississauga, Ontario

July 17, 2015